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                                                                   Exhibit 10.14
                                                                Letter Agreement



               [Annuity and Life Re (Holdings), Ltd. letterhead]


                                 March 4, 1998



Risk Capital Reinsurance Company
c/o Marsh & McLennan Risk Capital Corp.
20 Horseneck Lane
Greenwich, CT 06830


         Re:  Securities Purchase Agreement


Gentlemen:


         Reference is made to the Securities Purchase Agreement dated as of March 4, 1998 (the "Agreement"), between Risk Capital Reinsurance Company (the "Investor") and Annuity and Life Re (Holdings), Ltd. (the "Company"). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.



         In connection with the Agreement, the Investor and the Company hereby agree and acknowledge that, for so long as the Investor beneficially owns at least 500,000 Common Shares of the Company (including for this purpose shares issuable pursuant to the Class B Warrants held by the Investor), the Investor shall have the right to designate one individual for election to the board of directors of the Company. Upon timely receipt by the Company of the Investor's written exercise of such right, the Company shall cause such individual to be nominated for election as a director of the Company at the next annual general meeting of the Company (provided no person previously selected by the Investor is a member of a class of directors of the Company not standing for election at such meeting). In consideration of such right, and for so long as any person selected by the Investor is a director (and during any period after such person's designation by the Investor but before his or her election), the Investor shall not vote or permit any of the shares of the Company beneficially owned by it to be voted for any other nominee for election as a director of the Company. The Investor may assign its rights hereunder to any transferee of the required minimum number of shares referred to above or agree to exercise such right at the direction of any other person, provided that it has received the prior written consent of the Company, such written consent not to be unreasonably withheld. The Investor further agrees that it shall be reasonable for the Company to withhold such prior written consent in situations including, but not limited to, those in which the Investor agrees to assign its right to or to act at the direction of Lincoln National Corporation, Transamerica Occidental Life Insurance Company, Reinsurance Group of America Inc., General Re Corp., Life Re Corp., Employers Reassurance Corporation, Swiss Reinsurance or Munich Reinsurance, or situations in which the Investor agrees to assign its right or to act at the direction of an entity where such assignment or act would result in any person owning, directly or indirectly, or being considered to own, 10% or more of the total combined voting power of all classes of stock of the Company under the "controlled foreign corporation" rules of the United States Internal Revenue Code. As a condition of any such assignment or agreement to act at the direction of any other person, such assignee or other person shall execute an agreement indicating its intention to be bound by the terms of this letter.


                                           Very truly yours,

                                           ANNUITY AND LIFE RE (HOLDINGS), LTD.



                                             By: /s/ Lawrence S. Doyle
                                                --------------------------------
                                                Lawrence S. Doyle, President




Acknowledged by:

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RISK CAPITAL REINSURANCE COMPANY